Mike:
Thank you, ___________, and welcome everyone to National Research Corporation’s first quarter 2010 conference call.  My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our Chief Financial Officer.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call.  Pat.

Pat:
Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:
Thank you, Pat.

Notwithstanding modest overall revenue growth, we had a good first quarter.  Sales head count is up, margins are very healthy, several new products are on the verge of rollout and we, again this quarter, attracted additional top talent.  All the above have materially broadened our bandwidth for growth.

Before I continue my remarks, I will have Pat review financial performance of the first quarter.

Pat
Thank you, Mike.

The first quarter results clearly show the power that our syndicated and membership-based businesses can deliver to the bottom line by driving the margins.  Revenue was $17.4 million, up 4% compared to the prior year.  Operating margin was 31% with operating income at $5.3 million, up 22% over the prior year.  Net income was $3.1 million, up 18%, and diluted earnings per share were $0.47, up 21%.

Growth was driven by double-digit revenue and operating income growth in The Governance Institute and Ticker divisions.  Also, growth in the operating income was driven in part by the My InnerView division as we benefit from the past expense reductions.

Ticker’s great first quarter sales contributed to a 56% revenue growth for the division compared to same quarter last year.  This is the second quarter in a row that Ticker’s quarterly revenue growth has exceeded 50%.  Much of the revenue from these new clients will be recognized over the balance of calendar year 2010, highlighting the revenue momentum and margin expansion going forward for this division.

TGI additionally had double digit revenue growth this quarter.  TGI’s new sales for the quarter were very strong, an increase of greater than 30% compared to the first quarter 2009.  The attendance at TGI conferences is now exceeding that of the 2008 conferences.

In addition to the divisions just highlighted, NRC Picker added 14 and MIV added three new sales associates during the first quarter.  Historically, we had seen material increases in new business generation when sales head count is increased.  We are looking forward to this trend repeating itself.

Operating expenses were $12 million for the quarter, down $400,000, or 3% compared to the first quarter 2009.  This is largely the result of decreases in direct expenses.  Our operating margin was 31% for the quarter, compared to 26% in the first quarter of 2009.  Our goal is 25% operating margin.

Direct costs for the quarter were $6.5 million or 37% of revenue, which are down from the prior year’s first quarter in absolute dollars.   As a percentage of revenue, direct costs were down six percentage points, driven in part by the increases in revenue of Ticker and TGI where we realized the margin expansion of a subscription-based model.  In addition, direct costs were down due to the one group’s utilization of alternative survey methodology, and the balance of the business units had lower direct costs.  Going forward, we are working to expand the subscription model to more units which will help maintain and improve the margin and, in the near term, we would see direct costs as a percent of revenue to be lower than the prior year, albeit up one or two percentage points compared to first quarter.

The selling, general and administrative expenses for the quarter were $4.5 million or 26% of revenue.  This is up $500,000 compared to the prior year, 50% of which was driven by sales expansion largely in the NRC Picker group, but also in the Ticker, TGI and MIV divisions.   During the quarter we added, in total, 20 new business development associates.  With the sales expansion program continuing, the SG&A as a percentage of revenue will continue to be on the higher side of our goal.

The depreciation and amortization expenses for the quarter were $1.1 million, or 6% of revenue.  The depreciation and amortization currently is expected to stay fairly flat for the balance of the year in absolute dollars.

Interest expense decreased $40,000 during the quarter compared to the same period in 2009.  This will continue to decrease as we pay down the term loan.

The income taxes increased for the quarter to $2.1 million due to both higher income, but also a new higher federal income tax rate for 2010 which is expected to be 35%, up 1% over prior years.  With the new higher rate, we also adjusted all of our deferred tax assets and liabilities this quarter applying the new increased tax rate creating an additional tax expense of $152,000.  Income taxes as a percentage of revenue will be slightly lower going forward compared to the first quarter of 2010.

Net income  for the first quarter increased to $3.1 million, up 18%, and setting a new Company record.

Diluted earnings per share increased to $0.47 for the quarter, up 21% over the prior year same quarter.

Cash flow from operations for the first quarter of 2010 was $6.3 million.  The cash balance increased by $3.7 million as of March 31, 2010.  During the quarter, the Company paid an additional $300,000 on the term loan and used cash to repurchase treasury stock in the amount of $236,000.  The Company may or may not, in future quarters, make additional payments on the term loan or repurchase shares of stock.

With that, I’ll turn it back to you, Mike.

Mike

Thanks, Pat.

Syndicated and membership-based business models, as we all know, are extremely attractive.  Ticker and The Governance Institute, both with largely fixed cost of goods sold, have the ability to drive exceptional margins once the tipping point of the expense coverage is reached.  TGI is just now returning to a more normal growth and we will have some variability quarter to quarter.  That said, in periods like the first quarter, a modest 10% increase in revenue for TGI can drive a 50% increase in margins.

Ticker has largely completed the conversion from an annual product delivery with associated revenue spikes to a membership model with greater revenue visibility.  In addition, Ticker has been extremely successful in gaining market share with its new offering at far higher price points.  With a 30% top-line increase, Ticker can double margins from quarter one’s performance.  Starting in the last half of 2010, we are likely to see such a pace.

The examples cited are not abnormal.  Many membership-based businesses experience margin expansion.  For NRC, however, we are just now seeing this occur across several business units simultaneously.  While we are not yet at the tipping point, each quarter, for both of these business units, the benefits of such a trajectory are becoming clear.

During our last earnings call I suggested an effort is underway to convert NRC Picker U.S. from a transactional-priced product to one of a membership-based offering.  Market tests show this is possible and work is now proceeding along that path.  My InnerView also is experimenting with the same conversion.  For various reasons, NRC Picker Canada and Payer Solutions don’t naturally lend themselves to a membership model and won’t at this point attempt conversion.  That said, over the course of the next year, we will likely see upwards of 80% of the NRC revenue based on this attractive business model.

Strategically, we are also reestablishing sales teams to first equal, and then surpass, historical headcount levels across most all business units.  Our approach to sales expansion has proven to add incremental sales and will remove the roadblock to top-line growth within NRC Picker U.S.  MyInnerView is another business unit that is benefiting from sales expansion.  MIV historically had not established a large sales force and today, with such, we are seeing business generation reaching new highs.  In addition to direct sales teams as a business development strategy, we are entering into channel partnerships to expand opportunities for top-line growth.

Another leg to the stool supporting growth is new product development.  We are fortunate to have several experienced associates driving our product development thinking.  This group is not only moving forward on new product, but also adding material enhancements to current membership benefits with corresponding step-ups in membership fees.  On this latter point, our thinking is simple--add more and more tangible and discreet value on a systematic cycle with continually increasing fee structures.

Our fourth, final, and most important strategy is talent.  While growth strategies are easy to state, it’s only great talent that can execute.  Over the recent past, we have attracted several key leaders into the organization and, as a direct result, the performance of all associates has risen.  We are now well into a dedicated effort to quicken our pace at which we attract greater numbers of even higher caliber talent.  These efforts are not limited to any one business unit or position.  I know of no function in the organization, including my own, that would not benefit from added depth.

We have become highly selective in who has what it takes to join NRC.  The bar has been set very high and, as a result, you can be assured each key hire will produce an outstanding return on the investment.

The most recent case in point is Eva.  Eva just joined the Company, bringing with her a wealth of experience and a record of proven performance.  From an account director to general manager for a division of Inacom, Eva led the team that increased revenue six-fold in four years.  More recently, Eva held P&L responsibility for a $200 million division of a $2 billion company.  At NRC, Eva starts with overall responsibility for NRC Picker’s Business Development, including direct sales, channel partnership, product development and marketing.

I highlight Eva, not as a silver bullet, but rather a good example of key leadership talent that has been where we aspire to be.

_______________, I would now like to open the call to questions.

Closing Statement
Thanks you for your time today.  Pat and I look forward to speaking with you again next quarter.